Exhibit 10.23

Form of

Rhino Long-Term Incentive Plan

Grant of Unit Awards and Restricted Units

Grantee:

Grant Date:

1.                                       Grant of Unit Awards and Restricted Units.  Rhino GP LLC (the “General Partner”) hereby grants to you, on behalf of and as agent for Wexford Capital LP (“Wexford”), under the Rhino Long-Term Incentive Plan (the “Plan”) (i)                Unit Awards, which are 100% vested on the Grant Date, and (ii)              Restricted Units, which are subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.                                       Vesting of Restricted Units and Distributions.

(a)                                  Restricted Units.

Subject to Paragraph 3 below, the Restricted Units granted hereunder shall vest ratably on the first day of each of the three calendar quarters next beginning following the Grant Date, as follows:

Vesting Date	Vested Percentage

On the 1st day of the 1st calendar quarter beginning after the Grant Date	33 1/3%

On the 1st day of the 2nd calendar quarter beginning after the Grant Date	66 2/3%

On the 1st day of the 3rd calendar quarter beginning after the Grant Date	100%

If on an applicable vesting date the application of above vesting schedule results in a fractional Restricted Unit being vested, the number of Restricted Units vesting on such date shall be rounded up to the next whole number of Restricted Units.

(b)                                 Distributions on Restricted Units.

Any distributions made by Rhino Resource Partners LP (the “Partnership”) with respect to a Restricted Unit shall be held by the General Partner (without interest) and shall be paid to Wexford (or its assignee), when the Restricted Unit with respect to which such distribution was made vests or shall be forfeited when such Restricted Unit is forfeited, as the case may be.

3.                                       Events Occurring Prior to Full Vesting.

(a)                                  Termination of Wexford Director Appointments.  If Wexford ceases to have the right to appoint an individual to serve as a member of the Board for any reason, the Restricted Units then remaining automatically shall be forfeited without payment upon such termination.

(b)                                 Change of Control.  Upon a Change of Control, the Restricted Units then remaining automatically shall become fully vested.

4.                                       Unit Certificates.  A certificate evidencing the Restricted Units may be issued in your name or Wexford’s (or its assignee’s), pursuant to which Wexford (or its assignee), as the case may be, shall have all voting rights, if any.  The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of [            ], a copy of which is attached hereto and incorporated herein, between the General Partner and the registered holder of the Units, and are subject to forfeiture to the General Partner under certain circumstances described in such agreement.  The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The General Partner may cause the certificate to be delivered upon issuance to the Secretary of the General Partner as a depository for safekeeping until the forfeiture occurs or the restrictions lapse pursuant to the terms of this Agreement.  Upon request of the General Partner, you shall deliver to the General Partner a unit power, endorsed in blank, relating to the Restricted Units then subject to the restrictions.  Upon the lapse of the restrictions without forfeiture, the General Partner shall cause a certificate or certificates to be issued without legend in your name in exchange for the certificate evidencing the Restricted Units.

In lieu of issuing a certificate in your name, the Restricted Units may be evidenced, in the discretion of the Committee, in book-entry form.

5.                                       Limitations Upon Transfer.  All rights under this Agreement shall belong to Wexford (or its assignee) alone and may not be transferred, assigned, pledged, or hypothecated by Wexford (or its assignee) in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.  Upon any attempt by Wexford (or its assignee) to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.                                       Restrictions. By accepting this grant, Wexford (or its assignee) agrees that any Units that Wexford (or its assignee) may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Wexford (or its assignee) also agrees that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the General Partner constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.                                       Withholding of Taxes.  If the grant or vesting of a Restricted Unit or the payment of distributions thereon results in the receipt of compensation by Wexford (or its assignee) with respect to which the General Partner has a tax withholding obligation pursuant to applicable law, the General Partner shall withhold (or net) such cash and number of unrestricted Units otherwise payable as the General Partner requires to meet its tax withholding obligations under such applicable laws.  No issuance of an unrestricted Unit shall be made pursuant to this Agreement until the applicable tax withholding requirements of the General Partner with respect to such event have been satisfied in full.

8.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under Wexford (or its assignee).

9.                                       Modifications.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both an authorized individual acting on behalf of Wexford (or its assignee) and an authorized officer of the General Partner.

10.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

11.                                 Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

Rhino GP LLC

By:
Name:
Title:
Dated:

Grantee

[name]
Dated: